EXHIBIT 99.2


__________________________________________________________________

NEWS RELEASE                                              DMC
__________________________________________________________________

CONTACTS: JAMES K. MITCHELL                  STEPHEN D. MARTINO
          CHAIRMAN AND CEO              CHIEF FINANCIAL OFFICER
          (858) 450-0055                         (617) 747-0154

  DETWILER, MITCHELL & CO. REPORTS SECOND QUARTER 2001 RESULTS

     BOSTON, MA (August 2, 2001) - Detwiler, Mitchell & Co. (NASDAQ: DMCO; PCX: DEM) today reported net loss for the three months ended June 30, 2001 of $104,000, or $0.04 per share - basic and diluted, on 2.6 million diluted weighted average shares outstanding. Net income for the three months ended June 30, 2000 was $214,000, or $0.07 per share - basic and diluted, on 3.1 million diluted weighted average shares outstanding.

     Net income for the six months ended June 30, 2001 was $35,000, or $0.01 per share - basic and diluted, on 2.6 million diluted weighted average shares outstanding. Net income for the six months ended June 30, 2000 was $379,000, or $0.12 per share - basic and diluted, on 3.2 million diluted weighted average shares outstanding.

     Revenues for the three months ended June 30, 2001 were $5,248,000, an increase of $763,000 or 17%, compared to $4,485,000 for the same period in 2000. Revenues for the six months ended June 30, 2001 were $11,728,000, an increase of $1,317,000 or 13%, compared to $10,411,000 for the same period in 2000.

     "We have made significant progress during the first half of this year to achieve meaningful cost reductions and build our strategic platforms for the company," said James K. Mitchell,
Chairman and CEO.   "We established a floor brokerage operation
on the Boston Stock Exchange in June which should significantly reduce our execution costs." He continued, "On July 27, 2001, Detwiler, Mitchell (UK) Limited became licensed and we have now opened our London office doors. DMC Financial Services, the independent brokerage division of Fechtor Detwiler, expects to secure shortly a base of financial planners who will offer Fidelity Investment's products and services for their clients. Finally, K & S, Inc., our new specialist firm at the Boston Stock Exchange, is expected to begin trading over forty NASDAQ stocks
in September.   Each of these initiatives broadens our range of
products and services."



                           Page 1 of 4



                           [DMC LOGO]
                    Detwiler, Mitchell & Co.
                 225 Franklin Street, 20th Floor
                   Boston, Massachusetts 02110
                         (617) 451-0100

Detwiler, Mitchell & Co. Reports Second Quarter 2001 Results
(continued)
August 2, 2001



     Andrew Detwiler, President said, "We achieved significant increases in institutional commissions and investment banking revenues at Fechtor Detwiler. However, principal transaction revenue and retail commissions were lower, although still in line with industry trends. Additionally, the costs of establishing the London operation of over $300,000 during the first six months, without the ability to produce revenue prior to receiving our license, had a major impact on the firm. DMC UK is now licensed and open for business."

     Detwiler, Mitchell & Co. ("DMC") is the holding company for its four principal operating subsidiaries: Fechtor, Detwiler & Co., Inc., an investment banking, merchant banking and brokerage company headquartered in Boston, MA; K. & S., Inc., a specialist firm with operations on the Boston Stock Exchange; James Mitchell & Co., a financial services company located in San Diego, CA and Detwiler, Mitchell & Co. (UK) Limited, an investment banking and institutional sales firm located in London, UK.

                            * * * * *

     Cautionary Statement Regarding Forward-Looking Statements:
Certain statements in this news release may contain forward-looking statements within the meaning of the Federal securities laws. Such statements should be considered in light of the risks and uncertainties associated with Detwiler, Mitchell & Co. and its operating subsidiaries, including those economic and market risks contained in the Company's Annual Report on Form 10-K, and other risks prevailing from time to time; all of which are subject to material changes and may cause actual results to vary materially from what had been anticipated.





                           Page 2 of 4

                           [DMC LOGO]
                    Detwiler, Mitchell & Co.
                 225 Franklin Street, 20th Floor
                   Boston, Massachusetts 02110
                         (617) 451-0100

                       DETWILER, MITCHELL & CO.

            CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                            JUNE 30,       DECEMBER 31,
                                                              2001             2000
                                                         ------------      ------------
                                                                  (unaudited)
      ASSETS
      Cash and cash equivalents                          $ 1,281,557       $ 2,737,434
      Deposits with clearing organizations                   748,604           415,194
      Receivables from brokers, dealers and clearing
       organizations                                         153,357           535,836
      Due from customers                                   2,980,668         3,598,699
      Securities borrowed                                  1,007,200         3,279,900
      Marketable investments, at fair value                  298,096            15,681
      Non-marketable investments, at fair value              564,545           510,000
      Fixed assets, net                                      573,568           437,850
      Intangible assets, net                               1,606,885           123,385
      Other                                                2,092,875         1,688,817
                                                         ------------      ------------
          Total Assets                                   $11,307,355       $13,342,796
                                                         ============      ============
      LIABILITIES AND STOCKHOLDERS' EQUITY

      Liabilities:
        Notes payable                                    $   800,000       $         -
        Payable to brokers, dealers and
         clearing organizations                                    -           117,811
        Due to customers                                   1,470,095         4,035,739
        Salaries and commissions payable                   1,174,861         1,329,837
        Accounts payable and accrued liabilities           1,244,272         1,300,947
                                                         ------------      ------------
          Total Liabilities                                4,689,228         6,784,334
                                                         ------------      ------------
      Contingencies

      Stockholders' Equity:
        Preferred stock, no par value;
         5,000,000 shares authorized,
         none issued                                               -                 -
        Common stock, $0.01 par value;
         20,000,000 shares authorized,
         2,602,313 and 2,589,313 shares
         outstanding at June 30, 2001 and
         December 31, 2000, respectively                      26,023            25,893
        Paid-in-capital                                    4,679,487         4,655,273
        Retained earnings                                  1,912,617         1,877,296
                                                         ------------      ------------
          Total Stockholders' Equity                       6,618,127         6,558,462
                                                         ------------      ------------
          Total Liabilities and Stockholders' Equity     $11,307,355       $13,342,796
                                                         ============      ============

                                                  3 of 4

                                            DETWILER, MITCHELL & CO.

                                     CONSOLIDATED STATEMENT OF OPERATIONS

                                                FOR THE THREE MONTHS         FOR THE SIX MONTHS
                                                   ENDED JUNE 30,               ENDED JUNE 30,
                                              --------------------------  --------------------------
                                                   2001         2000         2001           2000
                                              ------------  ------------  ------------  ------------
                                                                    (unaudited)

     REVENUES
     Commissions                              $ 3,654,863   $ 2,716,230   $ 7,556,609   $ 5,693,099
     Principal transactions                       959,190     1,158,663     3,255,076     3,167,445
     Investment banking                           451,783       173,923       520,611       699,342
     Gain on sale of investment securities              -        83,050             -        83,050
     Interest                                      89,493       239,846       201,711       516,712
     Other                                         92,734       113,552       194,490       251,135
                                              ------------  ------------  ------------  ------------
       Total revenues                           5,248,063     4,485,264    11,728,497    10,410,783
                                              ------------  ------------  ------------  ------------
     EXPENSES
     Compensation and benefits                  3,341,604     2,552,492     7,177,514     6,155,078
     General and administrative                   631,970       569,323     1,270,779     1,311,827
     Execution costs                            1,059,136       548,687     2,477,882       992,159
     Occupancy, communications and systems        354,898       285,406       675,347       555,678
     Interest                                       6,585        79,864        25,902       170,353
     Amortization of intangibles                   19,500         1,500        39,000         3,000
     Impairment of non-marketable securities            -             -             -       500,000
                                              ------------  ------------  ------------  ------------
       Total expenses                           5,413,693     4,037,272    11,666,424     9,688,095
                                              ------------  ------------  ------------  ------------
     Income (loss) before income taxes           (165,630)      447,992        62,073       722,688

       Income tax (expense) benefit                61,464      (233,691)      (26,752)     (343,536)
                                              ------------  ------------  ------------  ------------
     Net income (loss)                        $  (104,166)  $   214,301   $    35,321   $   379,152
                                              ============  ============  ============  ============
     NET INCOME (LOSS) PER SHARE:
       Basic                                  $     (0.04)   $     0.07   $      0.01   $      0.12
                                              ============  ============  ============  ============
       Diluted                                $     (0.04)   $     0.07   $      0.01   $      0.12
                                              ============  ============  ============  ============
     WEIGHTED AVERAGE SHARES OUTSTANDING:
       Basic                                    2,602,313     3,080,618     2,605,730     3,137,966
                                              ============  ============  ============  ============
       Diluted                                  2,608,751     3,080,618     2,628,267     3,154,266
                                              ============  ============  ============  ============




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